EXHIBIT 10.6(a)


December 4, 1997




OVERNIGHT COURIER
Herman [Butch] A. Charlton
17671 Addison Road, # 1506
Dallas, Texas  75287

Dear Butch:

This letter confirms our conversation of Tuesday, March 25, 1997 in which we agreed to the following in connection with FiberSouth, Inc.'s employment offer to you dated March 20, 1997 [the "Offer"]:

         Section 1, Commencement of Employment, is revised to state that you will assume the position of President of FiberSouth, Inc. ["FSI"] no later than April 21, 1997.

         Section 4.2.1., Signing Bonus, is revised to provide that the bonus will be payable in two [2] equal installments.

         Other than these revisions, all other terms and conditions of the Offer remain unchanged and are acknowledged and accepted by you.

Please do not hesitate to call us for any assistance with the relocation process.

Sincerely,



Anthony M. Copeland
Vice President/General Counsel

/spb

                                                                EXHIBIT 10.6 (b)

                                                          (LOGO FIBERSOUTH
                                                       COMMUNICATIONS GOES HERE)
March 20, 1997

OVERNIGHT COURIER
Butch Charlton
17671 Addison Road, # 1506
Dallas, Texas  75287

Dear Mr. Charlton:

I am pleased to offer you the position of President of FiberSouth, Inc. The following outlines the details of what we discussed:

1. Commencement of Employment: On or before, but no later than April 15, 1997 you will assume the position of President of FiberSouth, Inc. ["FSI"] at the FSI corporate office in Raleigh, North Carolina.

2. Term of Employment: FSI and you agree that your initial term of employment shall be for two [2] years from the first day of your employment ["Initial Term"], subject, however, to prior termination of your employment as provided below. Except as provided below, the Initial Term may be extended from year to year, and your compensation shall be reviewed by FSI annually at the end of each fiscal year.

3. Stock in FSI: Subject to the FSI Board of Directors entering into a recapitalization of FSI, you shall receive stock in FSI equal to the then appraised value of One Hundred Thousand Dollars [$100,000.00]. Any FSI stock given to you prior to a public offering shall revert back to FSI upon termination of your employment with FSI, at a cost to FSI not to exceed the then appraised value.

4.        Compensation:

         4.1. Base Salary: For performance of your duties during the first two [2] years as President of FSI, FSI shall pay as salary to you the base amount of One Hundred Seventy-Five Thousand Dollars [$175,000.00] per year during the Initial Term. This base salary shall be payable in equal installments from the date of employment in accordance with FSI's normal payroll periods.

         4.2.      Bonuses:

                  4.2.1. Signing Bonus: FSI will pay to you a signing bonus in the total amount of Twenty Thousand Dollars [$20,000.00]. This signing bonus shall be payable in four [4] equal installments, [in checks separate from the base salary installment checks], less appropriate withholding and deductions, from the date of employment at FSI's normal payroll periods.

                  4.2.2. First Year Bonus: FSI shall pay you a guarantied bonus in the total amount of Fifty Thousand Dollars [$50,000.00], at the conclusion of the first year of employment, subject to the terms and conditions of employment set forth below.

Butch Charlton
Page 2
March 20, 1997

                           This first year bonus shall be paid in one [1] installment, less appropriate withholding and deductions.

5.        Benefits:

         5.1. Vesting: You shall be fully vested in all FSI pension and retirement plans in effect as of the date of employment.

         5.2. Vacation: You shall be entitled to a three [3] week vacation each year. Entitlement to vacation pay in lieu of vacation and waiver of vacation time not used shall be in accordance with FSI's normal personnel policies and procedures.

         5.3. Group Health, Life Insurance and Disability Benefits: FSI shall provide you participation in medical accident and health, income continuation and life insurance programs as are generally available to other employees of FSI.

6.        Relocation Assistance:

         6.1. Moving Expenses: FSI agrees to reimburse you for all reasonable moving expenses which have received prior written approval.

         6.2. Housing Expenses: FSI shall reimburse you for temporary housing in Raleigh for a period of time not to exceed three [3] months from the first day of employment.

7.        Termination:

         7.1. If your employment is terminated prior to the completion of any term for any of the reasons specified below, you shall be entitled to the salary you earned prior to the termination date, computed pro rata up to and including that date, but you shall be entitled to no further compensation or bonuses of any type. Further, your rights to any stock and/or stock options, if any, shall terminate.

         7.2. FSI shall have the right to terminate your employment upon the occurrence of any one or more of the following events:

                  7.2.1. Falsification of FSI documents and records, including but not limited to financial/revenue reports of all types, employment applications, time sheets, or sales agreements;

                  7.2.2. Revealing proprietary FSI or customer account information to unauthorized FSI or non-FSI personnel, except as may otherwise be required by law;

                  7.2.3. Reporting to work under the influence of any controlled substance, or the use of any controlled substance on FSI property, except for alcohol provided by or on behalf of FSI at FSI-sponsored events;

                  7.2.4. Misuse, misappropriation or unauthorized removal of FSI property or the property of any FSI personnel;

Butch Charlton
Page 3
March 20, 1997


                  7.2.5. The making of a bona fide charge of discrimination or sexual harassment by another employee of FSI, or by another attendee while at a FSI-sponsored event, or at any event as a representative of FSI;

                  7.2.6. Verbal or written communications that contain:

                  7.2.7. Language or material that may be offensive or disruptive, including but not limited to:

                           (bullet)  sexual comments or images;
                           (bullet)  racial slurs or dialects;
                           (bullet)  gender-specific comments; or
                           (bullet) comments that would or could offend someone on the basis of age, religious beliefs, national origin or disability.

                  7.2.8. Immoral or indecent conduct on FSI property, at a FSI-sponsored event, or while acting as a representative of FSI;

                  7.2.9. Willful acts which may result in danger or injury to personnel or damage to FSI property or product, or the property of FSI personnel;

          We look forward to working with you. Please do not hesitate to call me if you have any questions.

Sincerely,

/s/ Anthony M. Copeland

Anthony M. Copeland
Vice President/General Counsel

/spb